Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Index Series Fund:

We consent to the incorporation by reference in the registration statements (Nos. 033-48066 and 811-6677) on Form N-1A of Dryden Stock Index Fund of the Dryden Index Series Fund (hereafter referred to as the “Fund”) of our report dated November 24, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of September 30, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period ended September 30, 2008 and the financial highlights for each of the years in the five-year period ended September 30, 2008, which appears in the September 30, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

KPMG LLP

New York, New York

November 24, 2008